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                                 CONSULTING AGREEMENT

This Consulting Agreement is made as of ________________, 1999, by and between Eltrax Systems, Inc. (the "Company") and ___________ (the
"Consultant").

The parties hereby agree as follows:

1. The Company and Sulcus Hospitality Technologies Corp. ("Sulcus") have entered into an Agreement and Plan of Merger dated as of November 11, 1998 (the "Merger Agreement"). This Agreement shall be effective as of the Effective Time (as defined in the Merger Agreement). In the event that the Merger (as defined in the Merger Agreement) is not completed, this Agreement shall be null and void.

2. The Company shall engage Consultant on the terms and conditions set forth herein for a term commencing at the Effective Time through and until December 31, 2001 (the "Consulting Period"). The consulting engagement described in this Agreement is not terminable by the Company during the Consulting Period.

3. During the Consulting Period, the Consultant shall provide the Company with advice and recommendations concerning various matters respecting the business of Sulcus; provided, however, that Consultant does not need to make himself available to the Company for more than two (2) hours per month. Consultant will be reimbursed for his reasonable business expenses incurred in connection with services requested to be performed under this Agreement, subject to appropriate documentation of such expenses in accordance with Company policy. Consultant will not have to provide consulting services that would require travel by him more than 30 miles from his normal place of business. Consultant shall keep all Company matters confidential.

4. The Company shall pay consulting fees to Consultant during the Consulting Period, in the amount of One Hundred Dollars ($100.00) per month, in arrears.

5. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

6. The rights and obligations of the Company and Consultant under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the heirs, estate and personal representatives of Consultant.

7. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to that party under the circumstances.


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8.   This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. It may not be changed orally but may be changed only by an agreement in writing signed by both parties.

9. This Agreement shall be interpreted and enforced pursuant to the laws of the State of Michigan, without regard to the principles of conflicts of law. The parties hereto consent to the jurisdiction of the courts of the State of Michigan and to venue within the State of Michigan.

10. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in Southfield, Michigan in accordance with the commercial arbitration rules of the American Arbitration Association then pertaining.

ELTRAX SYSTEMS, INC.


By: _______________________
    Nicholas J. Pyett, CFO


CONSULTANT


______________________________________



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